EXHIBIT 10

                           SECOND AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


      This AGREEMENT ("Agreement") is made and entered as of December 31, 1992 by and between LEONARD G. LEVINE (the "Executive") and BANYAN SHORT TERM INCOME TRUST ("Fund").

      WHEREAS, the parties have previously entered into an Amended and Restated Employment Agreement made as of January 1, 1990 by and between the parties hereto and Banyan Hotel Investment Fund, Banyan Mortgage Investment Fund, Banyan Mortgage Investment Fund, Banyan Mortgage Investors L.P. I, Banyan Mortgage Investors L.P. II, Banyan Mortgage Investors L.P. III, Banyan Strategic Land Fund II, and Banyan Strategic Land Trust (collectively, the "Other Funds") (the "1990 Agreement");

      WHEREAS, the parties desire to amend and restate the 1990 Agreement;

      WHEREAS, the Fund desires to continue to employ the Executive and the Executive desires to accept such continued employment on the terms set forth in this Agreement;

      NOW THEREFORE, in consideration of the promises, mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Fund and the Executive do hereby agree as follows:

      1. Employment and Duties. On the terms and subject to the conditions set forth in this Agreement, the Fund agrees to employ the Executive as the chief executive officer of the Fund to perform such duties as are consistent with such position as may be assigned, from time to time, by the Fund's Board of Trustees ("Board of Trustees"). The Executive agrees to accept appointment as President of the Fund.

      2.    Performance.  The Executive accepts the employment described in
Section 1 of this Agreement and agrees to faithfully and diligently perform the services described therein.

      3. Term. The term of employment under this Agreement shall commence on January 1, 1990 (the "Commencement Date") and shall remain in effect for a period of four (4) years, ending on December 31, 1993, (the "Employment Period") unless sooner terminated hereunder. The Employment Period thereafter shall be automatically renewed for successive one (1) year periods unless this Agreement is terminated by either the Executive or the Fund by giving written notice of termination on or before the March 31 preceding the end of the then-current Employment Period.

      4. Salary. For the services to be rendered by the Executive hereunder, the Fund shall pay the Salary ("Salary") of $40,610 effective July 1, 1992. The Salary shall be payable in the manner and frequency in which the payroll of Banyan Management Corp. is customarily handled. The Salary shall be subject to annual review for increases due to cost of living and merit factors, but any increases shall be at the sole discretion of the Fund's Board of Trustees.

      5. Incentive Compensation. In addition to the Executive's Salary, the Fund shall pay to the Executive additional compensation ("Incentive Compensation") calculated as follows:

            (a) Liquification of Secured Claims. The Fund shall pay the Executive an amount equal to .56% of all Secured Claims of the Fund, up to the aggregate amount of $31,900,000, which are converted into cash prior to the end of the Employment Period.

            (b) Liquification of Unsecured Claims and Excess Secured Claims. The Fund shall pay the Executive an amount equal to 1.35% of all Unsecured Claims of the Fund and all Secured Claims of the Fund in excess of $31,900,000 which are converted into cash prior to the end of the Employment Period.

            (c) Market Capitalization. The Fund shall pay the Executive an amount based upon the increase in Market Capitalization from its value on January 1, 1990 (which the parties agree was $34,600,000) through the end of each calendar year for 1990, 1991, 1992 and 1993. The Fund shall pay the Executive a cumulative award equal to the following percentages of the increase in Market Capitalization:

       .25% of the first 10% increase
       .50% of the next 10% increase
      1.00% of any increase in excess of 20%

Any incentive Compensation earned by the Executive under this Section 5(c) as of the end of any year shall not be reduced as a result of any decrease in the Market Capitalization of the Fund as of the end of any subsequent calendar year.

            (d) Distributions to Shareholders. The Fund shall pay the Executive an amount equal to .1% of all distributions of capital and .14% of all distributions of income to shareholders of the Fund made after January 1, 1990 and prior to the end of the Employment Agreement.

            (e) Payment of Incentive Compensation. All Incentive Compensation shall be computed on a calendar year basis and, subject to Section 5(f) below, shall be paid to the Executive on March 31 of the following year if the Executive is employed by the Fund on that date. In the event that the Executive is not employed by the Fund when the payment is due, all amounts receivable under this paragraph shall be forfeited except to the extent provided in Section 12.

            (f) Deferral of Incentive Compensation. Notwithstanding any provision in this Section to the contrary, payment of the Incentive Compensation due on March 31 of any year during the Employment Period shall be deferred to the extent that, when added to all prior payments of Incentive Compensation by the Fund and the Other Funds, such cumulative Incentive Compensation plus all similar Incentive Compensation from the Other Funds would exceed $400,000 multiplied by the number of full calendar years in the Employment Period preceding the date of payment. For purposes of the preceding sentence, the amount of similar Incentive Compensation from the Other Funds shall be determined as if each of the Other Funds determine and pay Incentive Compensation in the manner provided in this Section 5, notwithstanding the actual method used by any of the Other Funds for determining incentive compensation. For the purposes of this Section 5(f), the amounts which are deferred due to the foregoing limitation shall be paid, without interest, when otherwise payable in accordance with the preceding sentence, but in all events shall be payable on March 31, 1994, provided that the Executive is employed by the Fund on December 31, 1993. The Fund shall pay Banyan Management Corp., on or before March 31 of each year, the full amount of the Incentive Compensation earned by the Executive from the Fund for the preceding calendar year without regard to the deferral provided under this Section 5(f).

      The following is an example of the deferral provided in this Section 5(f), assuming the Executive is employed by the Fund on each March 31.

    - During 1990, the Executive earns Incentive Compensation of $350,000. He receives $350,000 on March 31, 1991, since the limit is $400,000 per year and the Executive's Incentive Compensation does not exceed the limit.

    - During 1991, the Executive earns Incentive Compensation of $600,000. He receives $450,000 on March 31, 1992. The limit is computed as follows: ((400,000 x 2) - 350,000) = $450,000. The balance of
          $150,000 ($600,000 - $450,000) is deferred.

    - During 1992, the Executive earns Incentive Compensation of $100,000. He receives $250,000 on March 31, 1993. ((400,000 x 3) - (350,000 +
          450,000)) = $400,000. Since the current payment ($100,000) plus the deferred amount ($150,000) is less than the limit of $400,000 for 1992, the full amount is paid to the Executive.

            (g) Special Rules Where Board of Trustees Elects Not to Market Property. If any asset of the Fund has not been converted into cash due to a decision of the Board of Trustees to retain such asset, such asset shall be deemed to have been converted into cash, at the fair market value of such asset, on the date on which the Board of Trustees determines not to market such asset. This Section 5(g) shall not apply to any asset retained by the Fund as a result of the failure to receive a price which the Board of Trustees deems acceptable.

            (h) Definition of Secured Claim and Unsecured Claim. The term "Secured Claim" shall include each loan made by the Fund to a VMS-related entity which is secured by a mortgage on real property or by a partnership interest. The term "Unsecured Claim" shall mean any debt owed to the Fund by a VMS-related entity which is not a Secured Claim under the preceding sentence. The term "Unsecured Claim" shall include, but not be limited to, any deficiency notes issued by a VMS-related entity which are unsecured, notwithstanding the fact that the original debt to which such notes relate may have been secured. The determination of whether a recovery is of a Secured Claim or an Unsecured Claim shall be determined by the nature of the claim on January 1, 1990. For example, if an Unsecured Claim is exchanged for a piece of property, any recovery from the sale of that property will be treated as liquidation of an Unsecured Claim.

            (i) Joint Ventures. If the Fund enters into a joint venture agreement with respect to any Secured Claim or Unsecured Claim, the Fund shall be deemed to have liquified such claim at the time of the receipt of such joint venture interest. The right to receive payments with respect to the liquification of such claim shall be vested in the Executive at the time of the formation of the joint venture but shall be paid out to the Executive as cash is received by the Fund over the life of the joint venture. The parties recognize that the payments of Incentive Compensation to the Executive as determined in accordance with this Section 5(i) may survive the termination of the Employment Period or this Agreement. Consequently, the Fund shall give the Executive reasonable security for his continuing interest in the receipt of payments from the joint venture at a time and in a form as the Executive and the Fund may agree.

      6. Bonus. During the Employment Period, the Board of Trustees may, in its sole discretion, pay a bonus to the Executive in consideration of the Executive's performance of his duties and the Fund's profitability. The Fund, however, shall not be obligated to pay any bonus unless and until such bonus is declared by its Board of Trustees.

      7. Life Insurance. During the Employment Period, the Fund shall apply for and diligently attempt to procure in the Executive's name and for the Executive's benefit, life insurance in the face amount of not less than twice the Executive's Salary and the Executive shall submit to any medical or other examination and execute and deliver any application or other instrument in writing reasonably necessary to effectuate such insurance. If such insurance is only available on a rated basis, the Fund shall acquire the amount of insurance available upon payment of the premium which would have been payable if such insurance had been available on a unrated basis.

      8. Disability Benefit. If at any time during the Employment Period the Executive is permanently unable to perform fully his duties hereunder by reason of illness, accident, or other disability (as confirmed by competent medical evidence), the Executive shall be entitled to receive periodic payments equal to one hundred percent (100%) of his Salary for six (6) months following his disability. Thereafter, the Executive shall be entitled to receive periodic payments equal to sixty percent (60%) of his Salary as long as he is disabled but in no event beyond the Executive's sixty-fifth (65th) birthday. Notwithstanding the foregoing provision, the amounts payable to the Executive pursuant to this Section 8 shall be reduced by any amounts received by the Executive with respect to any such disability pursuant to any insurance policy, plan, or other employee benefit provided to the Executive by the Fund and any Social Security or similar government disability programs. The Fund's obligation to make the payments beyond the first six (6) months of the Executive's disability is subject to the ability of the Fund to obtain disability insurance covering such payments after diligent attempts to procure such insurance.

      9. Other Benefits. Except as otherwise specifically provided herein, during the Employment Period, the Executive shall be eligible for all non-wage benefits the Fund or Banyan Management Corp. provide generally for their other salaried employees.

      10. Business Expenses. The Fund shall reimburse the Executive for the reasonable, ordinary, and necessary business expenses incurred by him in connection with the performance of his duties hereunder, including, but not limited to, ordinary and necessary travel expenses and entertainment expenses and car phone expenses. The Executive shall provide the Fund with an accounting of his expenses, which accounting shall clearly reflect which expenses are reimbursable by the Fund. The Executive shall provide the Fund with such other supporting documentation and other substantiation of reimbursable expenses as will conform to Internal Revenue Service or other requirements. All such reimbursements shall be payable by the Fund to the Executive within a reasonable time after receipt by the Fund of appropriate documentation therefor.

      11.   Termination.

            (a) Termination by the Executive. The Executive may terminate his employment by the Fund at any time by written notice of termination given to the Fund at least ninety (90) days' in advance of the termination date stated in such notice.

            (b) Termination for Just Cause. The Fund may terminate the Executive's employment, effective upon written notice of such termination to the Executive, for Just Cause. For purposes of this Agreement, the term "Just Cause" shall mean the occurrence of any one or more of the following events:
(1) the conviction of or the rendering of a civil judgment against the Executive for theft or embezzlement of Fund property; (2) the conviction of the Executive for a felony resulting in injury to the business, property or reputation of the Fund or any affiliate of the Fund; or (3) a decision by an Arbitrator (appointed pursuant to Section 14(a)) that the Executive, in the performance of his duties under this Agreement, acted in a manner that constituted gross, willful, or wanton negligence. Any acts or omissions or alleged acts or omissions of the Executive which relate to the Executive's employment by VMS Realty Partners or any of its affiliates prior to January 1, 1990, shall not be deemed "Just Cause" except to the extent that the Executive admits, is adjudicated or is determined by an Arbitrator to have committed fraud or a material violation of securities laws during his employment by VMS Realty Partners or any of its affiliates prior to January 1, 1990. If the Board of Trustees of the Fund believes, in good faith, that facts exist which, upon final resolution, will constitute Just Cause, the Fund may suspend the Executive from his duties under this Agreement, with full Salary and all other benefits until such final resolution.

            (c) Termination without Just Cause. The Fund may terminate the Executive's employment at any time by written notice of termination given to the Executive at least ninety (90) days' in advance of the termination date stated in such notice.

            (d) Constructive Termination. The Fund shall be deemed to have terminated the Executive without Just Cause if any of the following events occurs:

                  (1) The Fund materially reduces the authority of the Executive;

                  (2) The Fund requires the Executive to relocate from the Chicago area and the Executive refuses; or

                  (3) There is a material adverse change in working conditions for the Executive.

            (e) Termination Upon Death or Disability. The employment of the Executive shall terminate upon the permanent disability (as defined in Section
8) or death of the Executive.

      12.   Severance Pay.

            (a) In the event that the Executive's employment is terminated voluntarily by the Executive or is terminated by the Fund for Just Cause, the Executive shall be entitled to any Salary earned through the date of termination. All Incentive Compensation not previously paid to the Executive by the Fund shall be forfeited and the Executive shall note be entitled to any other severance benefit from the Fund.

            (b) In the event that the Executive's employment terminates due to the permanent disability or death of the Executive, the Fund shall pay to the Executive, or his personal representative, all Salary and Incentive Compensation earned through the date of the Executive's permanent disability or death, including any amounts previously deferred under Section 5(f). The Executive, his heirs, beneficiaries or personal representatives shall also be entitled to any disability benefits or life insurance proceeds provided under this Agreement.

            (c) Upon any termination of the Executive's employment by the Fund following a Change of Control (as defined below) except as set forth in Section 12(a) or (b), the Fund shall pay the Executive a severance pay benefit determined as follows:

                  (1) The Fund shall continue to pay the Salary due to the Executive until the end of the Employment Period.

                  (2) The Fund shall immediately pay the Executive all amounts of Incentive Compensation earned by the Executive through the date of the termination the Executive's employment, including any amounts previously deferred under Section 5(f). For the purposes of this Section 12(c)(2), all assets of the Fund shall be deemed to have been sold at book value (as reflected in the Fund's most recent financial statements, adjusted to reflect any events subsequent to the date of the most recent financial statements, up to the date of payment) and all proceeds thereof shall be deemed to have been distributed to the shareholders of the Fund as of the date of the termination of the Executive's employment.

For the purposes of this Section 12(c), the term "Change of Control" shall mean that the members of the Board of Trustees of the Fund as of the date this Agreement is executed fail to constitute a majority of the members of the Board of Trustees of the Fund; provided, however, that if the Executive has consented to the appointment or election of an individual who becomes a new member of the Board of Trustees, for the purposes of this paragraph, that new member shall be treated as if he were a member of the Board of Trustees as of the date this Agreement is executed.

            (d) Upon any termination of the Executive's employment by the Fund except as set forth in Sections 12(a), (b), or (c), the Fund shall pay the Executive a severance pay benefit computed as follows:

                  (1)   The Fund shall pay the Executive an amount equal to one
(1) year's Salary.

                  (2) The Fund shall pay the Executive all Incentive Compensation earned through the date of termination, including any amounts previously deferred under Section 5(f). For the purposes of this Section 12(d)(2), Incentive Compensation shall be deemed to have been earned under Sections 5(a) or (b) if, prior to the termination to the Executive's employment, the Fund has received an expression of interest with respect to such underlying asset or claim and the party (or an affiliate thereof) expressing such interest ultimately acquires the underlying asset or claim; provided that the portion of the Incentive Compensation due with respect to such claim shall be payable only upon the closing of the transaction involving such claim and shall be payable only if the closing of the transaction occurs within one (1) year of the date of termination of the Executive's employment.

                  (3) The Fund shall pay the Executive an amount equal to full cost of the Executive's COBRA benefits for one (1) year.

                  (4) Except as specifically provided under Section 12(d)(2) with respect to transactions not closed prior to the Executive's termination, all amounts payable under this Section 12(d) shall be payable in full, in cash within ninety (90) days after the date of the termination of the Executive's employment.

      13.   Other Activities of the Executive

            (a) The Executive may engage in other activities undertaken for profit without the consent of the Board of Trustees, including activities involving the management of real estate and real estate investments, provided that these activities do not compete, directly or indirectly, with the Fund's goals and purposes, including but not limited to specific Fund investments, and do not substantially interfere with the performance of the Executive's duties under this Agreement. The Board of the Fund acknowledges that the Executive has a proprietary interest in Oak Realty Group, Inc. ("Oak") and will devote a portion of time to Oak's affairs so long as no actions taken on the part of Oak or by Oak itself would cause the Executive to contravene this Agreement.

            (b) The Executive shall not: (i) engage in any activity which may be adverse to the Fund's business; (ii) appropriate or usurp Fund business opportunities; or (iii) engage or invest in businesses or assets which compete directly or indirectly with the Fund.

            (c) The obligations and limitations imposed by this Section shall be in addition to those provided by law. The Executive shall, on an annual basis, provide the Board of Trustees with a signed statement warranting compliance with this Section in the form of the attached Exhibit A.

            (d) The Executive shall not engage in any business or investment activity with individuals or entities who were or are associate with VMS Realty Partners or its affiliates without prior disclosure to the Board.

      14.   Arbitration.

            (a) Any dispute under this Agreement shall be submitted to arbitration conducted in accordance with the Commercial Arbitration Rules ("Rules") of the American Arbitration Association ("AAA") except as amplified or otherwise varied hereby. The parties shall submit the dispute to the Chicago regional office of the AAA and the situs of the arbitration shall be Chicago. The arbitration shall be conducted by a single arbitrator. The parties shall appoint the single arbitrator to arbitrate the dispute within ten (10) business days of the submission of the dispute. In the absence of agreement as to the identity of the single arbitrator to arbitrate the dispute within such time, the AAA is authorized to appoint an arbitrator in accordance with the Rules, except that the arbitrator shall have as his principal place of business the Chicago metropolitan area.

            (b) Anything in the Rules to the contrary notwithstanding, in any dispute seeking a monetary award, the arbitration award shall be made in accordance with the following procedure: Each party shall, at the commencement of the arbitration hearing, submit an initial statement of the amount each party proposes be selected by the arbitrator as the arbitration award ("Settlement Amount"). During the course of the arbitration, each party may vary its proposed Settlement Amount. At the end of the arbitration hearing, each party shall submit to the arbitrator its final Settlement Amount ("Final Settlement Amount"), and the arbitrator shall be required to select either one or the other Final Settlement Amounts as the arbitration award without discretion to select any other amount as the award. The arbitration award shall be paid within five
(5) business days after the award has been made, together with interest from the date the dispute was submitted to arbitration at the rate of ten percent (10%) per annum. Judgment upon the award may be entered in any federal or state court having jurisdiction over the parties.

      15. Indemnification. The Fund shall indemnify and hold harmless the Executive from liabilities, which he may incur resulting from or arising out of any act undertaken in connection with his duties under this Agreement in the same manner and to the same extent as the Fund indemnifies any director or any other officer.

      16.   General Provisions.

            (a) Notice. Any notice required or permitted hereunder shall be made in writing (i) either by actual delivery of the notice into the hands of the party thereunder entitled, or (ii) by the mailing of the notice in the United States mail, certified or registered mail, return receipt requested, all postage prepaid and addressed to the party to whom the notice is to be given at the party's respective address set forth below, or such other address as the parties may from time to time designate by written notice as herein provided.

      As addressed to the Fund:

            c/o Banyan Management Corp.
            Suite 2900
            150 South Wacker Drive
            Chicago, Illinois 60606

      With a copy to:

            Shefsky & Froelich Ltd.
            444 North Michigan Avenue
            Suite 2500
            Chicago, Illinois 60611
            Attention:  Cezar M. Froelich


      As addressed to the Executive:

            Mr. Leonard G. Levine
            3142 East Kay Jay Drive
            Northbrook, Illinois 60062

The notice shall be deemed to be received in case (i) on the date of its actual receipt by the party entitled thereto and in case (ii) on the date of its mailing.

            (b) Amendment and Waiver. No amendment or modification of this Agreement shall be valid or binding upon the Fund unless made in writing and signed by an officer of the Fund duly authorized by the Board of Trustees or upon the Executive unless made in writing and signed by him. The waiver by the Fund of the breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by him.

            (c) Entire Agreement. This Agreement constitutes the entire Agreement between the parties with respect to the Executive's duties and compensation as an executive of the Fund, and there are no representations, warranties, agreements or commitments between the parties hereto with respect to his employment except as set forth herein.

            (d) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Illinois.

            (e) Severability. If any provision of this Agreement shall, for any reason, be held unenforceable, such provision shall be severed from this Agreement unless, as a result of such severance, the Agreement fails to reflect the basic intent of the parties. If the Agreement continues to reflect the basic intent of the parties, then the invalidity of such specific provision shall not affect the enforceability of any other provision herein, and the remaining provisions shall remain in full force and effect.

            (f) Assignment. The Executive may not under any circumstances delegate any of his rights and obligations hereunder without first obtaining the prior written consent of the Fund. This Agreement and all of the Fund's rights and obligations hereunder may be assigned or transferred by it, in whole or in part, to be binding upon and inure to the benefit of any subsidiary or successor of the Fund.

            (g) Costs of Enforcement. In the event of any suit or proceeding seeking to enforce the terms, covenants, or conditions of this Agreement, the prevailing party shall, in addition to all other remedies and relief that may be available under this Agreement or applicable law, recover his or its reasonable attorneys' fees and costs as shall be determined and awarded by the court.

      IN WITNESS WHEREOF, this Agreement is entered into on the day and year first above written.


                                         BANYAN SHORT TERM INCOME TRUST


                                         By:  /s/ William M. Karnes
                                         _________________________________
                                         William M. Karnes,
                                         Senior Vice President -
                                         Finance and Administration
                                         Chief Financial and Accounting Officer



                                         EXECUTIVE:

                                         /s/ Leonard G. Levine
                                         ____________________________________
                                         Leonard G. Levine



                                    Exhibit A

                                      DATE



Board of Trustees
Banyan Short Term Income Trust

      Re:  Statement of Other Activities

Gentlemen:

      Pursuant to the provisions of Section 13(c) of my Second Amended and Restated Employment Agreement, please be advised that I have not engaged in any activities during the preceding year in contravention of the requirements set forth in Section 13.


                                                 /s/ Leonard G. Levine
                                                 _____________________________
                                                 Leonard G. Levine